Exhibit 10.37
TOYS “R” US, INC.
RESTRICTED STOCK AGREEMENT
Non-transferable
GRANT TO

(“Grantee”)
by Toys “R” Us, Inc. (the “Company”) of
          ____________ shares of the common stock, par value $0.001 per share, of Toys “R” Us, Inc.
pursuant to and subject to the provisions of the Amended and Restated Toys “R” Us, Inc. Management Equity Plan, as amended or restated (the “Plan”) and to the terms and conditions set forth on the following pages of this award agreement (this “Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.
          [Notwithstanding anything guaranteed herein to the contrary, or Section 10.6 of the Plan, the put rights set forth in Article X of the Plan shall be applicable to this Award in accordance with the terms hereof.]
          This award is being granted to Grantee without consideration, as an incentive for future performance. By accepting this award, Grantee shall be deemed to have agreed to the terms and conditions of this Agreement and the Plan. This Agreement may be executed in one or more counterparts (including by means of telecopied signature pages), all of which taken together shall constitute one and the same Agreement.
          IN WITNESS WHEREOF, Toys “R” Us, Inc., acting by and through its duly authorized officers, has caused this Agreement to be executed as of the Grant Date.

TOYS “R” US, INC.			Grant Date:

By:			Accepted by Grantee:

	Its:	Authorized Officer		Name

TERMS AND CONDITIONS
1. Restrictions. The Shares are subject to each of the following restrictions. “Unvested Restricted Shares” mean those Shares that are subject to the restrictions imposed hereunder which restrictions have not then expired or terminated. Unvested Restricted Shares may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered. If Grantee’s employment with the Company or any Subsidiary terminates for any reason, then Grantee shall forfeit all of Grantee’s right, title and interest in and to the Unvested Restricted Shares as of the date of employment termination, and such Unvested Restricted Shares shall revert to the Company immediately following the event of forfeiture, without consideration. The restrictions imposed under this Section shall apply to all shares of the Company’s Stock or other securities issued with respect to Unvested Restricted Shares hereunder in connection with any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the Stock of the Company.
2. Expiration and Termination of Restrictions. The restrictions imposed under Section 1 will expire on the earliest to occur of the following (the period prior to such expiration being referred to herein as the “Vesting Period”):
     (a) as to 50% of the Shares on the first anniversary of the Grant Date and as to the remaining 50% of the Shares, on the second anniversary of the Grant Date; provided Grantee is in each case then still employed by the Company or a Subsidiary; or
     (b) as to 100% of the Shares upon the occurrence of a Change in Control.
3. Restricted Stock Certificates. As soon as reasonably practicable after the Grant Date, the Company may issue, in the name of Grantee, stock certificates representing the Shares. The Company shall hold such stock certificates for Grantee’s benefit during the Vesting Period and thereafter until the Shares become freely Transferable, at which time the Company may deliver such certificates (free of all such Transferability restrictions) to Grantee.
4. Stockholder Rights. Grantee, as beneficial owner of the Shares, shall have full voting rights with respect to the Shares during and after the Vesting Period. If and when cash dividends or other cash distributions are paid with respect to the Unvested Restricted Shares during the Vesting Period, the dollar amount of such dividends or distributions with respect to the Unvested Restricted Shares will be credited by the Company to an account for Grantee, and paid to Grantee, without interest, if and when such Restricted Shares vest. Grantee shall forfeit to the Company any accumulated dividends with respect to Restricted Shares that do not vest. Any shares of Company Stock received by Grantee as a result of any such dividends or distributions shall be considered Restricted Stock and shall be subject to all of the restrictions contained in the this Agreement and the Plan. If Grantee forfeits any rights he may have under this Agreement, Grantee shall no longer have any rights as a stockholder with respect to the Unvested Restricted Shares or any interest therein.
5. No Right of Continued Employment. Nothing in this Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate Grantee’s employment at any time, nor confer upon Grantee any right to continue in employment of the Company or any Subsidiary.
6. Payment of Taxes. Upon issuance of the Shares hereunder, Grantee may make an election to be taxed upon such award under Section 83(b) of the Code. To effect such election, Grantee may file an appropriate election with Internal Revenue Service within thirty (30) days after award of the Shares and otherwise in accordance with applicable Treasury Regulations. Grantee will, no later than the date as of which any amount related to the Shares first becomes includable in Grantee’s gross income for federal income tax purposes, pay to the Company, or make other arrangements satisfactory to the Company regarding payment of, any federal, state and local taxes (including Grantee’s FICA obligation) required by law to be withheld with respect to such amount. The withholding requirement may be satisfied, in whole or in part, at the election of the Company’s General Counsel, by permitting or requiring Grantee to surrender to the Company a number of Shares from this award having a fair market value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the General Counsel establishes. The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company or its Subsidiaries will, to the extent permitted by law, have the right to deduct any such taxes from the award or any payment of any kind otherwise due to Grantee.
7. Plan Controls. This award is an award of “Restricted Stock” as defined in the Plan. The terms contained in the Plan shall be and are hereby incorporated into and made a part of this Agreement and this Agreement shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall be controlling and determinative.